Exhibit 10.10

Spero OpCo, Inc.

675 Massachusetts Avenue, 14th Floor

Cambridge, MA 02139

April 14, 2017

PERSONAL AND CONFIDENTIAL

John F. Tomayko

8 Mansfield Rd.

Wellesley, MA 02481

Dear John,

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment with Spero OpCo, Inc. (the “Company”) as set forth herein and in that certain employment agreement dated June 24, 2015 (the “Employment Agreement”) between you and the Company. You understand and agree that wherever the term “Company” is used in this Agreement it shall refer to Company, its divisions, parent, affiliates, subsidiaries and related entities, and its and their respective officers, directors, employees, agents, representatives, successors and assigns. As more fully set forth below, Company desires to provide you with severance pay as outlined in the Employment Agreement in exchange for certain agreements by you.

(1) Separation Date; Severance.

(a) Subject to the provisions herein, your termination from employment with the Company will be effective as of May 14, 2017 (the “Separation Date”). As of the Separation Date, your salary will cease (subject to the severance described below), and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below. From the date hereof until the Separation Date, you agree to continue to carry out the duties and responsibilities of your present position to the extent the Company shall request, and you agree to cooperate with the Company’s efforts to transfer such duties and responsibilities to others to ensure an orderly transition.

(b) In accordance with the Employment Agreement, upon the non-revocable effectiveness of this Agreement, the Company agrees to (i) continue your current base salary, payable in accordance with the Company’s regular payroll cycle and less all required withholdings, until the end of six (6) months following the Separation Date (the “Severance Payments”) and (ii) provided that you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that was paid by the Company as of the Separation Date until the earlier of (A) the last day of the Severance Period or (B) the date on which you become eligible for healthcare insurance with a subsequent employer, unless the Company’s provision of such

COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply. To the extent applicable, the Severance Payments and “COBRA” payments and lump-sum payment will commence within sixty (60) days after the Separation Date, and once they commence, will include any unpaid amounts accrued prior to the Separation Date. You also agree to promptly notify us as to any change in your employment status. In the event of your death after the expiration of the seven-day revocation period referenced in paragraph 7 and before all of the severance payments referenced in paragraph 1(b)(1) have been made, the company agrees to make any remaining payments to your surviving spouse or estate if there is no surviving spouse.

(2) Benefits. Except as set forth above, any entitlement you have or might have under a Company-provided benefit plan, program, policy or otherwise will terminate as of the Separation Date, provided that you will continue to receive health insurance benefits under the Company’s health insurance plan through the Separation Date, to the same extent that you received such benefits during your active employment with the Company. From and after the Separation Date, you may be eligible for benefits continuation under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (“COBRA”). The Separation Date shall be the date of the “qualifying event” under COBRA and you will be provided with information on COBRA under separate cover.

(4) Equity. You were awarded 24,827 incentive units on July 29, 2016 with a $0.21 Strike Price from Spero Therapeutics, LLC (“LLC”), the Company’s parent, formerly vesting as to 25% on April 28, 2017 and then monthly thereafter and, as of the Separation Date, 25% (or 6,206) of the 24,827 incentive units will have vested. Also, you were awarded 165,000 incentive units on August 24, 2015 with a $0.96 Strike Price from the LLC, vesting as to 25% on August 5, 2016 and then monthly thereafter and, as of the Separation Date, an aggregate of 68,750 of such incentive units will have vested. Accordingly, as of the Separation Date, you will have vested in an aggregate of 74,956 incentive units, but you do not own and are not entitled to receive or vest in any other units, stock options or any other equity award or incentive in the Company or LLC.

(5) Continuing Obligations. You hereby expressly agree to and acknowledge the following:

(a)	you will abide by and honor the terms of the Proprietary Information and Inventions Assignment Agreement that you previously executed and which are attached hereto as Exhibit A (the “PIIA Agreement,” the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement), and that you otherwise shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Company’s trade secrets and/or confidential and proprietary documents and information;

(b)

that all information relating in any way to the subject matter of this Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(c)	that you shall not make any statements that are professionally or personally disparaging about or adverse to the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company, and that you shall not engage in any conduct that is intended to harm professionally or personally the reputation of Company (including its officers, directors and employees); and

(d)	that the breach by you of any of the foregoing covenants or those contained in the PITA Agreement shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any monies already paid to you pursuant to the “severance” provisions of your Employment Agreement; provided that if such breach is curable without damage or harm to the Company, the Company will provide you written notice of such breach and ten (10) days to cure such breach,

(6) Property. In addition, on or prior to the Separation Date, you must return all Company property in your possession, custody or control, including, but not limited to, building and office access cards, corporate credit cards, Company-provided laptop computer and accessories, mobile phone, any software, hardware, equipment, documents, electronic data or files, or any copies thereof, and any documents (and copies thereof) that are the property of Company clients or partners.

(7) Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the severance payments to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Company (as it is defined above) of any kind whatsoever from the beginning of time through the date you execute this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form. of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, up through the date you sign this Agreement.

Without limiting the foregoing general waiver and release of claims, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

(i) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the execution date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

(ii) Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the execution date of this Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.

(iii) Claims under’ any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv) Any other Claim arising under state or federal law.

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement, nor are you releasing any claims to vested benefits (e.g., your vested 401(k) balance) or to any rights to indemnification that you may have pursuant to insurance policy, Company by-law, charter or operating agreement, and/or applicable law.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

Consistent with the provisions of OWBPA, the Company is providing you with twenty-one (21) days or more in which to consider and accept the terms of this Agreement by signing below and returning it to the Company at the address above. Of course, you may choose to sign and return this Agreement sooner than such date if you wish, In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to the Company at the address above. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the Company at the address above.

Also, consistent with the provisions of the ADEA and other Federal Discrimination Laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

You acknowledge and agree that, but for providing this waiver and release of claims, you would not be receiving the severance being provided to you under the terms of the Employment Agreement and this Agreement,

(8) Inurement; Assignment. You may not assign this Agreement. The Company may assign this Agreement. The benefits of this Agreement shall insure to the successors and assigns of the Company and to your successors (including your estate).

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to the Company.

Sincerely,

SPERO OPCO, INC.

By:	/s/ Ankit Mahadevia
Name: Ankit Mahadevia
Title: Chief Executive Officer

Accepted and Agreed:

By:	/s/ John F. Tomayko
Name:	John F. Tomayko
Date:	April 30, 2017

Enclosures